   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1998

                                                     REGISTRATION NO. 333-36773

                   ----------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ------------------------

                       PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                            ------------------------

                          TAMARACK LENDERS CORPORATION
               (Exact name of registrant as specified in charter)


    TEXAS                            6159                       75-2716949
  (state of                      (primary sic                (I.R.S. employer
incorporation)                   code number)               identification no.)




                       801 EAST CAMPBELL ROAD, SUITE 310
                            RICHARDSON, TEXAS 75081
                                  972-994-9363
  (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ------------------------
                                GARRY P. ISAACS
                       801 EAST CAMPBELL ROAD, SUITE 310
                            RICHARDSON, TEXAS 75081
                                  972-994-9363
           (name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                WITH A COPY TO:
                            WARREN M. S. ERNST, ESQ.
                        DONOHOE, JAMESON & CARROLL, P.C.
                             3400 RENAISSANCE TOWER
                              DALLAS, TEXAS 75270
                            ------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         ------------------------

                     CALCULATION OF REGISTRATION FEE

                                PROPOSED    PROPOSED       AMOUNT
                                MAXIMUM     MAXIMUM        OF
TITLE OF           AMOUNT       OFFERING    AGGREGATE      REGISTR-
EACH CLASS OF      TO BE        PRICE PER   OFFERING       ATION
SECURITIES (a)     REGISTERED   UNIT (b)    PRICE (b)      FEE
---------------------------------------------------------------------------
Class A-1 Notes    $ 4,000,000    100%      $ 4,000,000    $1212.12
Class A-2 Notes    $16,000,000    100%      $16,000,000    $4848.49
     Total         $20,000,000              $20,000,000    $6060.61(c)
---------------------------------------------------------------------------

(a) Class A-1 Notes bear interest at 9.5% per annum and have a one year maturity. Class A-2 Notes bear interest at 12% per annum and have a five year maturity.
(b) Estimated solely for purposes of calculating the registration fee.
(c)  Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933

OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          TAMARACK LENDERS CORPORATION

        Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K
                  between Items in Part I of the Registration
                    Statement (Form S-1) and the Prospectus


ITEM                                                            CAPTION OR
NO.      ITEM                                             LOCATION IN PROSPECTUS
----     ----                                             ----------------------

1.  Forepart of the Registration
         Statement and Outside Cover
         Page of Prospectus. . . . . . . . . . . . . . . . Facing Page and Front
                                                                      Cover Page

2.  Inside Front and Outside Back
         Cover Pages of the
         Prospectus. . . . . . . . . . . . . . . . . . .Inside Front and Outside
                                                                Back Cover Pages

3.  Summary Information, Risk Factors
         and Ratio of Earnings to
         Fixed Charges . . . . . . . . . . . . . . . . . . .Summary; The Issuer;
                                                                    Risk Factors

4.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . Use of Proceeds

5.  Determination of Offering Price. . . . . . . . . . . . . . . .Not Applicable

6.  Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . .Not Applicable

7.  Selling Security Holders . . . . . . . . . . . . . . . . . . .Not Applicable

8.  Plan of Distribution . . . . . . . . . . . . . . . . . .Plan of Distribution

9.  Description of the Securities
         to be Registered. . . . . . . . . . . . . . . .The Notes; The Indenture

10. Interest of Named Experts and Counsel. . . . . . . . . . . . None -- Omitted

11. Information with Respect to the Registrant

    (a)  Description of Business . . . . . . . . . . . . . . Summary; The Issuer

    (b)  Description of Property . . . . . . . . . . . . . . . . None -- Omitted

    (c)  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . .The Issuer

    (d)  Market Price of and Dividends
              on the Registrant's Common
              Equity and Related Stockholder
              Matters. . . . . . . . . . . . . . . . . . . . . . .Not Applicable

    (e)  Financial Statements. . . . . . . . . . . Index to Financial Statements

    (f)  Selected Financial Data . . . . . . . . . . . . . . . . .Not Applicable

    (g)  Supplementary Financial Information . . . . . . . . . . .Not Applicable

    (h)  Management's Discussion and
              Analysis of Financial
              Condition and Results
              of Operations. . . . . . . . . . . . . . . . . . . .Not Applicable

    (i)  Changes in and Disagreements with
              Accountants and Financial
              Disclosure . . . . . . . . . . . . . . . . . . . . .Not Applicable

    (j)  Directors and Executive Officers. . . . . . . . . . . . . . .Management

    (k)  Executive Compensation. . . . . . . . . . . . . . . . . . . .Management

    (l)  Security Ownership of Certain
              Beneficial Owners and
              Management . . . . . . . . . . . . . . . . . . .Security Ownership

    (m)  Certain Relationships and
              Related Transactions . . . . . . . . . . . . . . . . . .Management

12. Disclosure of Commission Position
         on Indemnification for
         Securities Act Liabilities. . . . . . . . . . . . . . . .Not Applicable

(Subject to Completion -- Dated October 16, 1998)
PROSPECTUS


                $20,000,000 (MAXIMUM)        $100,000 (MINIMUM)
                         TAMARACK LENDERS CORPORATION
                           9 1/2% NOTES, CLASS A-1
                            12% NOTES, CLASS A-2

                              ------------------

The Notes (the "NOTES") will consist of two classes of Notes (respectively, the "Class A-1 Notes" and the "Class A-2 Notes"). The Class A-1 Notes bear interest at 9 1/2%, mature one year from the date of issuance, and are offered in a maximum amount of $4,000,000. The Class A-2 Notes bear interest at 12%, mature five years from the date of issuance, and are offered in a maximum amount of $16,000,000. Principal of each Note will be payable upon maturity, but may be prepaid without penalty, and interest on each Note at the rates specified above will be distributed monthly to the Noteholders. The Notes will be unsecured obligations issued by Tamarack Lenders Corporation (the "ISSUER"), a newly-formed special purpose Texas corporation that has not commenced operations as of the date of this Prospectus. The Issuer currently has no significant assets. The property of the Issuer, to be purchased with the proceeds of the issuance of the Notes, will consist of a pool of retail installment sale contracts secured by used automobiles and light trucks (the "RECEIVABLES"), certain monies due or received thereunder and security interests in the vehicles financed thereby. The Receivables will be originated by motor vehicle dealers and purchased on behalf of the Issuer by Tamarack Funding Corporation, a Texas corporation and an affiliate of the Issuer ("TFC"), which will serve as the administrator of the business of the Issuer. No Receivables have been identified for purchase as of the date of this Prospectus. THE NOTES WILL NOT BE GUARANTEED, NOR WILL THEY BE RATED BY ANY INDEPENDENT RATING AGENCY.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" IN THIS PROSPECTUS AT PAGE 8. DEBT SECURITIES OFFERED WITH HIGH INTEREST OR YIELD GENERALLY INVOLVE MORE RISK THAN MANY OTHER MEDIUM TERM DEBT INSTRUMENTS WITH LOWER INTEREST OR YIELD. In addition, the Receivables on which the Issuer will rely to meet its obligations under the Notes are "sub-prime," representing obligations of less creditworthy individuals, with resultant increased risks.

The Notes will be issued pursuant to an Indenture (the "INDENTURE") between the Issuer and the Indenture Trustee (the "TRUSTEE" or "INDENTURE TRUSTEE"). The Notes will not be issued until escrowed funds, as described below, are released. The various auto dealerships from which the Receivables are purchased will be the servicers (the "Servicers") of the Receivables.

The offering will terminate on [one year], 1999, unless sooner terminated by the Issuer for certain reasons. See "Plan of Distribution".

                          -------------------------

PROCEEDS OF THE ASSETS OF THE ISSUER ARE THE SOLE SOURCES OF PAYMENTS ON THE NOTES. THE NOTES WILL NOT REPRESENT AN INTEREST IN OR OBLIGATION OF, AND ARE NOT GUARANTEED BY, TAMARACK FINANCIAL, INC., TAMARACK FUNDING CORPORATION, OR ANY OF THEIR RESPECTIVE AFFILIATES.

                          -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PUBLIC MARKET IS EXPECTED TO DEVELOP FOR THESE SECURITIES. INVESTORS SHOULD EXPECT TO RETAIN OWNERSHIP OF THE NOTES AND BEAR THE ECONOMIC RISKS OF THEIR INVESTMENT FOR THE ENTIRE TERM OF THE NOTES.

                         PRICE TO              BROKERS'            PROCEEDS TO
                          PUBLIC              COMMISSION           COMPANY (1)
-------------------------------------------------------------------------------
Per Note                   100%
6%                    94%
Total Minimum            $100,000               $6,000                $94,000
Total Maximum          $20,000,000            $1,200,000            $18,800,000
-------------------------------------------------------------------------------

(1) Before deduction of up to 5% of the offering proceeds for the payment of offering and organizational expenses incurred by the Issuer. See "The Issuer - General".


The Notes will be sold on a best-efforts basis by Tamarack Financial, Inc., a licensed broker-dealer affiliated with the Issuer. All subscriptions are subject to the right of the issuer to reject any subscription in whole or in part. Investor funds will be held in an escrow account at The Bank of New York until a minimum of $100,000 in principal amount of the Notes, regardless of which class, are sold. In the event the minimum amount of Notes is not subscribed on or before [three months], 1998, the offering will be terminated and the escrowed funds, plus any interest earned thereon, will be promptly returned to the investors by the escrow agent. Upon the subscription by investors for the minimum amount of Notes, the escrowed funds (less interest thereon which will be paid to investors) will be released to the Issuer. Interest will not accrue on the Notes until the escrowed funds are released to the Issuer. Any subsequent sales proceeds from Notes will be immediately available for use by the Issuer.

The date of this Prospectus is _________________, 1998.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER, THE UNDERWRITER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

REPORTS TO NOTEHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

MINIMUM INVESTOR SUITABILITY STANDARDS . . . . . . . . . . . . . . . . . . .   6

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

THE ISSUER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

THE RECEIVABLES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

TAMARACK FUNDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

THE NOTES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

THE INDENTURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

THE PURCHASE AND SERVICING AGREEMENTS. . . . . . . . . . . . . . . . . . . .  21

CERTAIN LEGAL ASPECTS OF THE RECEIVABLES . . . . . . . . . . . . . . . . . .  24

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

SECURITY OWNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . . . . . .  30

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

INDEX OF DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . .  35


                             AVAILABLE INFORMATION

Tamarack Lenders Corporation, as Issuer, has filed with the Securities and Exchange Commission (the "COMMISSION") a Registration Statement (together with all amendments and exhibits thereto, referred to herein as the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to the Notes offered pursuant to this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information contained in the Registration Statement and exhibits. The Registration Statement is available for inspection without charge at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or other documents filed as an exhibit or schedule to the Registration Statement and to the exhibits and schedules filed therewith, each such statement being qualified in all respects by such reference.


                             REPORTS TO NOTEHOLDERS

The Issuer will furnish quarterly unaudited summary information regarding the Receivables and annual reports containing audited financial statements of the Issuer and information concerning the Receivables to Noteholders. An IRS Form 1099 will be mailed to each Noteholder promptly after the end of each calendar year for interest paid during the prior year. In addition, the Issuer will file periodic reports with the Commission as required by the Securities Exchange Act of 1934, as amended.

                      MINIMUM INVESTOR SUITABILITY STANDARDS

Minimum investor suitability requirements have been established for purchase of the Notes. Subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. In the case of sales to a subscriber which is a fiduciary account, the foregoing standards must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the securities if the donor or grantor is the fiduciary.


                               PROSPECTUS SUMMARY

This Prospectus Summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus. An index of definitions is provided at page 33 for capitalized terms used in this Prospectus.


The Notes will be issued by the Issuer, a newly-formed special purpose Texas corporation that has not commenced operations as of the date of this Prospectus. The property of the Issuer, to be purchased with the proceeds of the issuance of the Notes, will consist of Receivables (retail installment sale contracts secured by used automobiles and light trucks), certain monies due or received thereunder and security interests in the vehicles financed thereby. The Receivables will be originated by motor vehicle dealers and will be purchased on behalf of the Issuer by TFC, which will manage and administer the operations of the Issuer. Receivables may be purchased from time to time from affiliated dealers. No dealers have been selected, nor will they be selected prior to the effective date. THE NOTES WILL NOT BE GUARANTEED, NOR WILL THEY BE RATED BY ANY INDEPENDENT RATING AGENCY.


The Issuer will purchase Receivables at a discount, generally 80% (but in no event more than 90%) of principal plus accrued interest. Dealers typically sell Receivables at a discount because the Receivables are sub-prime, and the sale provides immediate cash to the dealer. See "The Receivables--Receivables Purchase Criteria." The principal and interest from the Receivables are collected by the auto dealerships as servicers and remitted to the Issuer as the owner of the Receivables, in the form of weekly, biweekly and/or monthly installments. The Issuer reinvests periodic proceeds in excess of Noteholders' principal and interest payments, into additional Receivables of the same type. The Issuer holds title to the Receivables until the Receivables are paid in full. Dealers, as Servicers, are obligated to collect payments and submit them to the Issuer in full.

The Issuer may purchase Receivables from Dealers subject to the requirement that the selling Dealer repurchase any Receivable that becomes overdue for more than 60 days, although the terms of any such requirement for any particular Dealer or group of Receivables purchased will be determined by the Issuer and such Dealer. Any such agreement could provide additional protection to the Issuer, to the extent a dealer fulfills that obligation.

TFC's management has recognized the need for stable relationships with automobile dealers as dealers are adjusting to new trends in pre-owned car sales techniques. The recent introduction of the "automobile super store" has been strong competition for traditional established preowned car dealers, creating an important trend among established preowned car dealers toward stronger high quality customer relationships. TFC has designed the Issuer's dealer relationship criteria with a focus on traditional established dealers, so that dealers can establish better and more dependable customer relations which build loyalty and a stronger determination in the customer to meet contractual obligations and to return to the dealer's store to trade up and/or to purchase another car. The Issuer's strategic plan is based upon encouraging and supporting the dealerships in developing and maintaining a regular personal relationship with their customers by appointing the dealerships as Servicers.

Funding experience in years prior to the formation of the Issuer led the Issuer's management to decide to focus on risk management first and secondarily on growth. In the business of purchasing car receivables, risk is proportionate to benefit. The greater the risk, the bigger the discount and the higher the interest charged. In order to achieve higher benefit and less risk, the strategic plan of the Issuer is to buy receivables only from pre-qualified dealers, and to seek to obtain the dealers' agreement to replace defaulting Receivables. The Issuer thereby will limit its risk, and reduce its overhead costs as well, by requiring that dealers collect and service the Receivables and by providing the dealer financial incentives for doing so in the form of a back-end servicing fee paid only upon final payment on the Receivable. This practice benefits the car dealer by allowing it to keep long term and repeat customer relationships.

Tamarack Funding    Tamarack Funding Corporation, or TFC, is a Texas corporation whose business purpose is the acquisition and collection of automobile sales contracts or receivables. TFC will administer and manage the ongoing operations of the Issuer, monitor the servicing of originating auto dealers, and administer payments, communications and reports to Noteholders. The officers of the Issuer are expected to perform only ministerial duties. TFC will arrange for the purchase of Receivables on behalf of the Issuer pursuant to a Master Contract Purchase Agreement (the "PURCHASE
                    AGREEMENT").


Issuer Tamarack Lenders Corporation, a newly-formed special purpose Texas corporation and an affiliate of TFC, that has not commenced business as of the date of this Prospectus.

Servicers           Various auto dealerships, pursuant to Servicing Agreements with the Issuer (the "SERVICING AGREEMENTS").

Indenture Trustee   Sterling Trust Company, Waco, Texas.  All payments of
                    amounts due and payable with respect to the Notes will be made on behalf of the Issuer by the Indenture Trustee.
                    See "The Notes--The Trust Account".  In addition, the
                    Trustee will act on behalf of the Noteholders upon the occurrence of an Event of Default. See "The
                    Indenture--Rights Upon Event of Default".

The Notes           Notes will be available for purchase in denominations of
                    $1,000 and integral multiples thereof with a minimum of $10,000. The Class A-1 Notes will have a final maturity date one year following issuance. The Class A-2 Notes will have a final maturity date five years following issuance.
                    Principal is payable upon maturity, but may be prepaid without penalty. The Notes will be unsecured general obligations of the Issuer.

Interest Payments   Each Class A-1 Note will bear interest at 9 1/2% per annum on its outstanding principal and each Class A-2 Note will bear interest at 12% per annum on its outstanding principal
                    (with respect to each class of Notes, the "INTEREST RATE").
                    Interest will not accrue on the Notes, nor will the Notes be issued, until release of escrowed subscription funds to the Issuer, which will not occur until the minimum of $100,000 of the Notes, regardless of which class, is sold. Interest payments will be made monthly on the 15th day of each month, for interest accruing through such date (or, if not a business day, the next succeeding business day), commencing the second month after escrowed funds are released and the Notes are issued. Investors in this offering will receive an IRS Form 1099 following the end of each calendar year which will state the amount of interest on which to calculate income taxes.

The Issuer's
Assets The assets of the Issuer will consist of the Receivables and the proceeds thereof, including security interests in the vehicles financed thereby and any proceeds from claims on certain insurance policies covering the vehicles.

Purchase and
Servicing of
Receivables         TFC will purchase Receivables from various auto dealerships
                    (the "DEALERS") on behalf of the Issuer, and the Dealers will agree to serve as Servicers of the Receivables they sell to the Issuer. The Servicers will agree to be responsible for servicing, managing and making collections on Receivables. TFC will be entitled to be reimbursed for expenses incurred by it on behalf of the Issuer up to a maximum of 5% of the total principal amount of Notes sold.
                    Any such reimbursement will be payable by the Issuer only out of revenues, and only after current obligations on the Notes are met.

Servicing Fees      Servicers will receive a back-end servicing fee of 5% of the price paid by the Issuer for a Receivable, payable only when the Receivable has been paid in full by the obligor.
                    In the event a Servicer fails to fulfill its servicing obligations and is terminated as a Servicer, either TFC will act as successor servicer for the same servicing fee or the Issuer will engage the services of another servicing company. There are no limits on the amount to be paid to successor servicers, in the event successor servicers are utilized.

Federal
Income Tax
Consequences        The Issuer has received an opinion from Donohoe, Jameson
                    & Carroll, P.C., its tax counsel, that for federal income tax purposes the Notes will constitute indebtedness. See
                    "Federal Income Tax

                    Consequences" for additional information concerning the application of federal laws.

No Ratings          The Notes will not be rated by any rating agency. The Issuer has not sought, and is not required by the Indenture or any other document, to obtain a rating of the Notes by a rating agency.

Risk Factors        An investment in the Notes entails certain risks, including the following:

                    - The Issuer will not have any significant assets other than the Receivables and the proceeds thereof.


                    - The Notes have not been rated by any rating agency and will be highly illiquid.

                    - The Notes are unsecured general obligations of the Issuer.

                    - No public market for the Notes presently exists and none is expected to result from this offering.

                    - Obligors under the Receivables are anticipated to be somewhat less creditworthy than typical purchasers of automobiles from new car dealers.

                    - The Issuer anticipates that a portion of the Receivables will become delinquent and require repossession and resale of the related vehicle. The Issuer will be dependent upon the Servicers' ability to take the necessary steps in the event of a delinquency.


                    - The Issuer will have numerous competitors engaged in the business of buying new and used motor vehicle retail installment contracts and notes at a discount, including companies with greater financial resources than the Issuer.

                    For a more complete discussion of the risks involved, see "Risk Factors."

Offering
Termination Date    [One year], 1999, unless sooner terminated by the Issuer
                    for certain reasons.  See "Plan of Distribution."

                               RISK FACTORS

LIMITED ASSETS; SINGLE PURPOSE NATURE. The Issuer had no operating history prior to the date of this Prospectus. The Issuer has been formed for the sole purpose of purchasing and collecting retail installment sales contracts and obligations secured by used automobiles and light trucks. The Notes are dependent upon the performance of the Receivables selected by TFC and the ability of the obligors on those Receivables to perform their obligations.
TFC was organized in June 1995 and has no long term operating history. TFC has a limited history of owning auto receivables of the type to be purchased by the Issuer. Further, the Indenture Trustee may be left to administer and collect the Receivables on behalf of Noteholders in the event of the failure of the Servicers, and thereafter TFC and its affiliates, to perform. The Issuer does not have, and is not expected to have, any significant assets other than the Receivables and the proceeds thereof. No other party, including TFC, will insure or guarantee the Notes or be obligated at any time to make capital contributions at any time for the purpose of paying any delinquencies on the Notes. Although the Issuer is restricted in its business activities pursuant to its charter, there is a risk that it will incur a liability other than the Notes in the course of conducting its business. As a result, the Issuer may not have sufficient assets to satisfy such other liability and meet its obligations under the Notes. See "The Notes-General," "The Indenture" and "Certain Information Regarding the Notes."

NO RATINGS OF NOTES; EFFECT ON LIQUIDITY. The Notes will not be rated by any rating agency. The Issuer has not sought, and is not required by the Indenture or any other document, to obtain a rating of the Notes by a rating agency. This will have the effect of making the Notes highly illiquid; accordingly, the Notes should only be purchased by persons who have no need for liquidity in their investment.

UNSECURED NATURE OF NOTES. The Notes are unsecured obligations of the Issuer. Upon occurrence of an Event of Default with respect to the Notes, the Trustee will not have rights of a secured creditor with respect to the Issuer's assets, but must obtain a judgment against the Issuer before proceeding against the Issuer's assets. This may have the effect of reducing the amounts recoverable by the Trustee on behalf of the Noteholders, and delaying any recovery. In addition, since the Notes are general recourse obligations of the Issuer and are not secured by the Receivables, and the Receivables are not segregated from the other assets of the Issuer, there is a risk that, in the event of a lawsuit or bankruptcy of the Issuer, the Receivables will not be available to make payments on the Notes.

NATURE OF RECEIVABLES TO BE PURCHASED. A subscriber for the Notes must rely primarily on the business judgment of TFC's management for selection of Receivables. No Receivables have been identified for purchase prior to the Offering. Further, the risk in the collection of Receivables is that the Receivables may fail to perform, whereupon the Dealer will have to collect or enforce the Receivables by repossession and resale of the Financed Vehicles. If the Dealer fails to perform its obligation under its Servicing Agreement, the Issuer must engage either TFC or another entity to act as successor servicer. The Noteholders' only source of repayment on the Notes will be the Receivables and the proceeds thereof. The Receivables represent "sub-prime" obligations of less creditworthy individuals, with resultant increased risks of default. If the Receivables experience greater than anticipated defaults, the assets of the Issuer may be less than the amounts owed by the Issuer on the Notes. See "Certain Legal Aspects of the Receivables."

LACK OF MARKET FOR NOTES. No public market for the Notes presently exists and none is expected to result from this offering. Noteholders have no right to require advance redemption of the Notes and may not be able to liquidate their investment in the Notes in the event of an emergency or for any other reason, and the Notes may not be readily accepted as collateral for loans. Accordingly, the Notes should be purchased only by persons who have no need for liquidity in their investment.

DEPENDENCE ON MANAGEMENT. Purchasing receivables associated with pre-owned automobiles has certain and particular risks and requires specialized business acumen in order to minimize the risks involved. Management of such risks is essential for the success of the servicing company. Repayment of the Notes requires reliance upon the success of management of TFC in selecting Dealers and in selecting Receivables, as well as the Dealers in their roles as Servicers. TFC has a limited history owning auto receivables. To date, 15% of those receivables have defaulted, but in every case to date the respective auto dealer has been subject to a contractual obligation to repurchase defaulted receivables, and has done so. There can be no assurance, however, that dealers will agree to such a contractual obligation as to the Receivables purchased by the Issuer, or whether dealers will comply with such obligation if entered into. Further, no assurance can be given that management will be successful in achieving its goals with respect to the business of the Issuer, or that chosen business methods will produce desired results. The success of the Issuer will depend largely upon the efforts of the executive officers of TFC, who will each devote full time to the Issuer's and TFC's affairs. The officers of the Issuer are expected to perform only ministerial duties. Neither the officers of the Issuer nor the officers of TFC owe any fiduciary duties to the Noteholders. See "Management."


CONFLICTS OF INTEREST. TFC invests its capital into the same types of receivables as it will acquire for the Noteholders. This activity has the potential to create a conflict of interest; however, the Board of Directors of TFC has adopted the policy to acquire Receivables as they become available on behalf of TFC and the Issuer based upon availability of funds, with no preferences. In addition, Receivables may be purchased from time to time from affiliated dealers. In such cases, however, the Issuer shall apply its purchase criteria and dealer criteria in the same manner as with respect to unaffiliated dealers.


DELAY IN PURCHASING RECEIVABLES. To maximize its investment yields, the Issuer expects to purchase Receivables using the net proceeds from the sale of Notes as soon as practicable following receipt of such proceeds. However, the timing of expenditure of the net proceeds will be based partly on availability of Receivables purchases, and cannot be predicted with certainty. In addition, it is expected that the Issuer will purchase Receivables on a volume basis, thereby potentially further delaying expenditures of the net proceeds. If unforeseen delays occur in the investment of the net proceeds from the sale of Notes in the purchase of Receivables, the Issuer's overall profitability and ability to repay the Notes could be adversely affected because the yields of its short-term investment alternatives for such funds, as permitted under the Indenture, are expected to be less than the yields anticipated to be received by the Issuer from the Receivables.

UNPREDICTABLE FUTURE PURCHASE OF RECEIVABLES; TERMS, INTEREST RATES AND DEFAULTS. The Issuer will use additional cash flow that it receives in the form of principal payments on the Receivables to purchase additional Receivables. There is the risk that those Receivables will bear lower interest rates, or will experience higher default rates, such that the future ability of the Issuer to meet its obligations on the Notes is impaired.
There can be no assurance that management will be able to successfully manage the Issuer's acquisition of Receivables in light of future market or credit conditions.

COMPETITION. The Issuer will have numerous competitors engaged in the business of buying new and used motor vehicle retail installment contracts and notes at a discount, including companies with greater financial resources than the Issuer. As a result, the Issuer may have to pay a higher price for Receivables than anticipated or may have to purchase Receivables bearing a greater risk of default.

SALE OF SMALL AMOUNT OF NOTES. The offering may be consummated by the Issuer with the sale of as little as $100,000 in principal amount of the Notes. In the event the Issuer sells only a small portion of the Notes, fewer individual Receivables will be purchased by the Issuer, and the performance of the smaller pool of Receivables will be affected more by the performance of each individual Receivable. This in turn, will have a greater effect on the ability of the Issuer to meet its obligations under the Notes than if a large portion of the Notes are sold in the offering.

                                     THE ISSUER

Tamarack Lenders Corporation, a special purpose Texas corporation, is the Issuer of the Notes. The Issuer is an afiliate of TFC. The Property of the Issuer will consist of (i) retail installment sales contracts for used automobiles and light trucks (the Receivables), all scheduled payments due thereunder and all payments received thereunder, and (ii) security interests in vehicles financed by the Receivables (the "FINANCED VEHICLES") and, to the extent permitted by law, any accessions thereto.


Under its charter and the terms of the Indenture, the activities of the Issuer will be limited to (i) acquiring, managing and holding the related Receivables, and (ii) issuing the related Notes and making payments and distributions thereon. See "The Indenture--Restrictions on Business Activities and Additional Indebtedness."

The Servicers will continue to service the Receivables held by the Issuer. Servicers will receive a back-end fee, payable when the Receivable has been paid in full, equal to 5% of the amount paid by the Issuer for such Receivable. See "The Transfer and Servicing Agreements-Servicing Compensation and Payment of Expenses." Following the purchase of Receivables, the certificates of title to the Financed Vehicles will be amended to reflect the Issuer as the lienholder. The Dealers will be responsible for the legality, validity or enforceability of any security interest in any Financed Vehicle financed by Receivables they sell to the Issuer. See "Certain Legal Aspects of the Receivables" and "The Transfer and Servicing Agreements-Sale and Assignment of Receivables."

The Issuer will have no paid employees. Its officers are expected to perform only ministerial duties. TFC will administer and manage all operations of the Issuer. The Issuer will be required to reimburse TFC and its affiliates for certain expenses incurred on its behalf, pursuant to the Administration Agreement, for ongoing administrative services. Such reimbursement will be from cash flow in excess of amounts required to service the Notes, and only to the extent that the Issuer retains cash on hand plus an Aggregate
Principal Balance of Receivables at least equal to the then-outstanding principal balance on the Notes. Further, the maximum amount of expenses incurred by TFC that can be reimbursed by the Issuer, including organizational and offering expenses, is 5% of the amount of Notes issued.
See "The Transfer and Servicing Agreements."


The principal offices of the Issuer are at 801 East Campbell Road, Suite 310, Richardson, Texas 75081, telephone 972-994-9353. The Issuer is not party to any litigation.

                                 THE RECEIVABLES

The Receivables will be acquired by the Issuer from automobile and light truck dealers pursuant to agreements with the Issuer. The Receivables will be acquired in accordance with the Issuer's purchase criteria in the ordinary course of its business from dealers that have met the Issuer's dealer criteria. No Receivables have been identified for purchase as of the date of this Prospectus.

Receivables Purchase Criteria--

The Issuer has designated certain criteria for the Receivables and the Financed Vehicles to qualify for purchase by the Issuer. The Issuer believes that the most significant of these criteria, in general, are as follows:

a) The purchase price for each Receivable must involve an initial payment to the Dealer (i) of no more than 90% of principal plus accrued interest (pay-off balance) of such Receivable at the time of purchase, and (ii) which does not exceed the average trade-in price (wholesale value) for the related Financed Vehicle plus tax, title, license and warranty.

b) The Receivables generally will have original terms that are 36 months or less, although 48 month terms will be permitted where the Financed Vehicle is a recent model, or where lower depreciation or stronger credit history justifies a 48 month term. The Receivables will equally amortize their principal balance over their respective terms.

c) The age of each Financed Vehicle will generally be seven years or less for automobiles or eight years or less for trucks, although the Issuer may purchase Receivables secured by Financed Vehicles which are older, if in its judgement the economics justify such a purchase.

d) The mileage of each Financed Vehicle may not generally exceed 100,000 miles for automobiles or 125,000 miles for trucks, regardless of the year model. The mileage limit will be less for later year models.

e) The obligors on the Receivables are generally required to make a down payment in cash plus net trade-in allowance of at least approximately 10% of the Dealers' costs (excluding sale preparation expenses) in the Financed Vehicles, although there are no express minimum ratios of unpaid installments under the Receivables at the time of their origination by the Dealers to the retail sale price or the wholesale value of the Financed Vehicles.

f) The interest rate on the Receivables must not violate any applicable usury laws.

g) The obligors on the Receivables must have supplied certain credit information, and credit verification procedures must have been performed by the Dealer in a manner commensurate with standard industry practice.

The Issuer's standards generally also require physical damage insurance to be maintained by the obligor on each Financed Vehicle. Receivables may be purchased which do not meet the criteria specified in (a) through (e) above if in the Issuer's good faith judgment, purchasing such Receivables would be in the best interests of the Issuer. Generally, the "creditworthiness grade" of the obligors on the Receivables will be "C", meaning that the obligors generally could not obtain financing from a local financial institution and may have had credit problems in the past.

The Issuer may purchase Receivables from dealers subject to the requirement that the selling Dealer repurchase any Receivables that become overdue more than 60 days, although the terms of any such requirement for any particular dealer or group of Receivables purchased will be determined by the Issuer and such dealer.

Issuer's Dealer Criteria--

Receivables will generally be purchased from dealers who meet the following criteria:

* A net worth, exclusive of goodwill or other intangible values, of at least $100,000, or a parent, affiliate or predecessor which meets the net worth criterion;

* A minimum of three years of successful operation as an automobile dealer, as evidenced by financial statements or prior tax returns;

* A minimum of three years of experience as a servicer of automobile receivables;

* Experienced contract loss rates during the immediately preceding year acceptable to the Issuer; and

*   Verifiable banking references.

The Issuer will not specifically limit the number of Receivables originated by any one dealer that may be included in the Receivables inventory at any one time.

The "AMOUNT FINANCED" with respect to a Receivable will equal the aggregate amount advanced toward the purchase price of the Financed Vehicle, including accessories, insurance premiums, service and warranty contracts and other items customarily financed as part of retail automobile installment sale contracts and related costs.

The "AGGREGATE PRINCIPAL BALANCE," as of any date, means the sum of the Principal Balances of all outstanding Receivables (other than Liquidating Receivables) held by the Issuer on such date. The "PRINCIPAL BALANCE," as of any date with respect to any Receivable, is equal to the Amount Financed minus that portion of all scheduled payments due on or prior to such date allocable to principal, and any prepayment applied to reduce the Principal Balance of such Receivable.

The Issuer will purchase additional Receivables from time to time as it receives proceeds from the Receivables owned by it in excess of amounts required to service the Notes and for working capital.


                                   USE OF PROCEEDS

Once the minimum amount of Notes has been sold, and escrow is released, the net proceeds to be received by the Issuer from the sale of the Notes will be applied as those proceeds are received from time to time as follows:

                                      Minimum Offering    Maximum Offering
                                      ----------------    ----------------
Proceeds of Offering                       $100,000          $20,000,000

Organizational and Offering
    Expenses, Administration
    Expenses Reimbursed (a)                     -0-                  -0-

Commissions to Broker-Dealer (b)           $  6,000          $ 1,200,000

Amount available to Issuer for
   Purchase of Receivables                 $ 94,000          $18,800,000

_______________
(a) All fees and expenses relating to the organization of the Issuer, legal and accounting fees and printing costs, will be paid by TFC prior to escrow being released, which will in turn be reimbursed by the Issuer, up to a maximum amount equal to 5% of the total amount of Notes sold, out of revenues only, and only after current obligations on the Notes are met. See "Transfer and Servicing Agreements" and "Plan of Distribution."

(b) The gross proceeds from the issuance and sale of the Notes will be subject to commissions of up to 6.00% payable to Tamarack Financial, Inc., an affiliate of the Issuer and TFC.

                                   TAMARACK FUNDING

Tamarack Funding Corporation, or TFC, was incorporated in the State of Texas in June 1995. TFC is organized for the limited purposes of purchasing receivables, transferring such receivables to third parties, forming trusts and engaging in related activities. TFC is not party to any litigation. The principal executive offices of TFC are located at 801 East Campbell Road, Suite 310, Richardson, Texas 75081 (telephone (972) 994-9363).


TFC, Tamarack Financial, Inc. (a Utah corporation), Clint Brower, and Garry Isaacs (collectively, "Respondents") have entered into a Stipulation with the Utah Division of Securities which sets forth findings of fact and conclusions of law. The Stipulation states that Respondents offered promissory notes of TFC to Utah residents through newspaper advertisements over approximately a two-week period on or about March 1997 which the Utah Securities Division alleged were neither registered nor exempt, were offered by unlicensed agents and broker-dealers, and were offered by means of untrue statements of material facts or omissions of material facts, in violation of the Utah Uniform Securities Act. No monies were acquired by either of the above named corporations as a result of these advertisements and no business was conducted by Tamarack Financial, Inc. (a Utah corporation) other than the activities described above. Although TFC denies any wrongdoing and certain of the conclusions of the Utah Division of Securities, it determined that the costs and delays of continuing the dispute would be significant. TFC therefore desired to settle the matter by entering into the Stipulation. Pursuant to the Stipulation, the Respondents paid a collective fine of $500 and are all subject to a Consent Order entered by the Utah Division of Securities as of April 14, 1998, which orders Respondents to cease and desist from any further violations of the Utah Uniform Securities Act. Tamarack Financial, Inc. (a Utah corporation) is a separate corporation from Tamarack Financial, Inc. (a Texas corporation). Tamarack Financial, Inc. (a Texas corporation), the broker-dealer that is selling the securities of this offering, is registered as a broker-dealer in Utah, and has conducted no activities in Utah as of the date of this Prospectus.


Tamarack Financial, Inc. (a Florida corporation) was formed on March 25, 1997 by
T. Edward Stuart. No registrations or licenses have been applied for on behalf of either Tamarack Financial, Inc. (a Florida corporation) nor Tamarack Financial, Inc. (a Utah corporation). Because of the confusion of having more than one company with the same name, Tamarack Financial, Inc. (a Florida corporation) was summarily dissolved April 27, 1998. Tamarack Financial, Inc. (a Utah corporation) was involuntarily dissolved on June 1, 1998. No business has been conducted by Tamarack Financial, Inc. (a Utah corporation) since March of 1997.


The fund-raising activities of TFC in the State of Texas were the subject of an examination by the Texas State Securities Board in 1997. Registration of the Issuer's Notes in the State of Texas has been deferred by the State pending resolution of the issues raised by this examination, which include allegations by the State that TFC used unlawful public solicitation in the offering of investments, and sold securities as an unregistered securities dealer. The State has conditioned such resolution, in part, upon TFC conducting a rescission offer to its Texas investors. TFC does not intend to conduct the rescission offer, but rather to abandon the Issuer's registration application in that State. No further action has been taken by the State in this matter as of the date of this Prospectus.


Tamarack Funding Corporation (a Florida corporation), which engages in business similar to TFC, has offered and sold promissory notes to investors in the State of Florida. The fund-raising activities of Tamarack Funding Corporation (a Florida corporation) and Tamarack Financial, Inc. (a Florida corporation) in the State of Florida have been the subject of an examination by the Florida Department of Banking and Finance. The examination arises from such companies having run advertisements in the State soliciting investments in corporate promissory notes. No further action has been taken by the State in this matter as of the date of this Prospectus.


                                   CAPITALIZATION

     The Issuer has not commenced operations as of the date of this Prospectus. The following table sets forth the capitalization of the Issuer as of July 31, 1998 (unaudited), as adjusted to reflect the sale of Notes offered hereby.


                                                         As of July 31, 1998
                                                              As Adjusted
                                                      ---------------------------
                                                       Minimum          Maximum
                                                      --------        -----------
     Liabilities                                      $100,586         $20,000,586

     Shareholders' Equity

          Common Stock, $0.01 par value,
            10,000 shares authorized, 1,000
            shares outstanding                              10                  10
          Additional paid-in capital                    51,090              51,090
          Retained Earnings                                640                 640
                                                      --------         -----------
          Total Shareholders' Equity                  $ 51,740         $    51,740
                                                      --------         -----------

     Total Liabilities and Shareholders' Equity       $152,326         $20,052,326
                                                      --------         -----------
                                                      --------         -----------


The Issuer's only significant assets will be the Receivables and the proceeds thereof. The costs of the Issuer's ongoing operations will be borne by TFC and certain affiliates. They will be reimbursed (i) through TFC's equity interest in the Issuer, to be realized if and after all of the Issuer's obligations under the Notes have been satisfied, and (ii) for expenses incurred by them on behalf of the Issuer, but any such reimbursement will be subordinate to the rights of the Noteholders, and will only be payable by the Issuer to the extent that it has cash flow in excess of the amounts required to service the Notes and to the extent that it continues to hold Receivables with an Aggregate Principal Balance at least equal to the then-outstanding principal amount of the Notes.

                                   THE NOTES

General. Two classes of Notes will be issued pursuant to the terms of an Indenture, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following discussion is a summary of material provisions of the Notes; it does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Notes and the Indenture. Where particular provisions or terms used in the Indenture are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of this summary.


The Notes will be available for purchase in denominations of $1,000 and integral multiples thereof, with a minimum purchase of $10,000. The Notes are general unsecured obligations of the Issuer and the holders of the Notes will have recourse against the assets of the Issuer for payment of the Notes. The Class A-1 Notes and Class A-2 Notes are equal to one another in all respects other than interest rate and maturity. The Issuer is prohibited by the Indenture from issuing debt in addition to the Notes, whether senior, pari passu or subordinate to the Notes, or otherwise incurring debt except in the ordinary course of business. Substantially all of the Issuer's assets will be the Receivables. The Issuer has not sought, and is not required by the Indenture or any other document to obtain a rating of the Notes by a rating agency. No person or entity will guarantee payment of the Notes, and the holders of the Notes will have no contractual recourse against TFC for payment of the Notes. No provision has been made for any sinking fund.


PRINCIPAL AND INTEREST ON THE NOTES. Principal of each Note will be payable upon maturity, but may be prepaid without penalty. Interest on each Note will be distributed monthly to the Noteholders. The Class A-1 Notes will have a final maturity date one year following issuance and will bear interest at 9 1/2% per annum. The Class A-2 Notes will have a final maturity date five years following issuance and will bear interest at 12% per annum. Interest will be payable monthly on the 15th day of each month during the term of a Note, for interest accruing through such date (or, if not a business day, the next succeeding business day), commencing the second month after escrowed funds are released and the Notes are issued. Payments to Noteholders of all classes in respect of principal and interest will have the same priority.

DISTRIBUTIONS; TRANSFERS. Distributions of principal of, and interest on, the Notes will be made in accordance with the procedures set forth in the Indenture directly to holders of Notes in whose names the Notes were registered at the close of business on the last day of the preceding Monthly Period. Such distributions will be made by check mailed to the address of such holder as it appears on the register maintained by the Indenture Trustee. The final payment on any Note, however, will be made only upon presentation and surrender of such Note at the office or agency specified in the notice of final distribution to the holders of such class.

The Notes will be transferable and exchangeable at the offices of the Indenture Trustee or of a registrar named in a notice delivered to Noteholders. No service charge will be imposed for any registration of transfer or exchange, but the Indenture Trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

REDEMPTION. On any interest payment date, the Issuer may exercise its right to redeem the Notes, in whole or in part, in accordance with the Indenture. Any redemption of a Note will be at 100% of the outstanding principal amount thereof, together with interest accrued to the date of redemption, without any premium or penalty. Notice will be given to the Noteholders by first class mail, postage prepaid, mailed not less than 30 days prior to the redemption date. The notice will set forth the redemption date, the redemption price and the name and address of the paying agent and will state that the Notes must be delivered to the paying agent and that interest on the Notes ceases to accrue on and after the redemption date.

THE TRUST ACCOUNT. The Issuer has established, in the name of the Indenture Trustee, a trust account at Sterling Trust Company into which it will deposit interest and principal payments on the Notes. The trust account will relate
solely to the Notes.   Withdrawals of any funds from the trust account will
be controlled by the Indenture Trustee. All payments of amounts due and payable with respect to the Notes which are to be made from amounts withdrawn from the trust account will be made on behalf of the Issuer by the Indenture Trustee. The funds in the trust account will be employed by the Indenture Trustee to pay interest on the Notes and to make principal payments on the Notes on the maturity date of the Notes.

THE RECEIVABLES PROCEEDS AND OPERATING ACCOUNT. The Issuer has established a lock-box account at a financial institution where all remittance checks, drafts and other instruments for the Receivables will be deposited for collection. All obligors under the Receivables will be requested, through correspondence and/or delivery of payment books, to remit payments under their Receivables directly to the lock box account. Each Servicer will be required to deposit in the lock-box account any payment proceeds received directly by the Servicer, including any proceeds from resales of returned or repossessed Financed Vehicles and any recoveries from insurance claims on Financed Vehicles, within two business days of receipt. The Indenture and the Servicing Agreements require the transfer, at least weekly, of all of the Issuer's funds from the lock-box account into the operating account, a commercial bank account maintained by the Issuer for use in holding its funds and in paying its expenditures.

On or before the business day immediately preceding each interest payment date, the Issuer will cause to be transferred directly from the operating account to the trust account an amount which, together with any funds in the trust account, is sufficient to make all interest payments on the Notes outstanding on such interest payment date. On or prior to the business day immediately preceding the maturity date of the Notes, the Issuer shall cause to be transferred from the operating account to the trust account an amount which, together with any funds then held in the trust account, is sufficient to pay the accrued interest due, and principal owing, on the Notes on such maturity date.

REPORTS TO NOTE HOLDERS. The Issuer will furnish quarterly unaudited summary information regarding the Receivables and annual reports containing audited financial statements of the Issuer and information concerning the Receivables to Noteholders. Within the prescribed period of time for tax reporting purposes after the end of each calendar year during which any

Notes remain outstanding, the Indenture Trustee will mail to each holder of a class of Notes who at any time during such calendar year has been a Noteholder, and received any payment thereon, a statement containing certain information for the purposes of such Noteholder's preparation of federal income tax returns. See "Federal Income Tax Consequences."


                                    THE INDENTURE

A form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. TFC will provide a copy of the Indenture (without exhibits) upon request of a Noteholder. The following discussion is a summary of material provisions of the Indenture; it does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture. Where particular provisions or terms used in the Indenture are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of this summary.

MODIFICATION OF INDENTURE. With the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Notes, the Trustee and the Issuer may amend or supplement the Indenture or the Notes, except as provided below. Notice of any such amendment of the Indenture or the Notes will be mailed to all holders of the Notes by the Issuer promptly after the effectiveness thereof. Without the additional consent of the holder of each Outstanding Note affected, however, no supplemental indenture will, among other things, (a) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate of or extend the time for payment of interest on any Note, (c) reduce or extend the maturity of the principal of any Note, or (d) make any Note payable in money other than that stated in the Note. For the purpose of consents of Noteholders, the term "Outstanding" excludes Notes held by the Issuer or its Affiliates.

The Issuer and the Trustee may also amend or supplement the Indenture or the Notes, without obtaining the consent of Noteholders, to cure ambiguities or make minor corrections and, among other things, to make any change that does not materially adversely affect the interests of the Noteholders.

EVENTS OF DEFAULT. An event of default ("EVENT OF DEFAULT") with respect to the Notes is defined in the Indenture as being:

(a) a failure by the Issuer to make any interest payment on the Notes within 30 days after it becomes due; (b) a failure by the Issuer to make any principal payment on the Notes at maturity or otherwise within 30 days after it becomes due; (c) the impairment of the validity or effectiveness of the Indenture, the improper amendment or termination of the Indenture, or the failure of the Issuer to comply with any of the covenants of the Issuer in the Indenture, and the continuance of any such default for a period of 30 days after notice to the Issuer by the Trustee or to the Issuer and the Trustee by the registered holders of Notes representing at least 40% of the aggregate principal amount of the outstanding Notes; (d) the incorrectness in any material respect of a representation or warranty of the Issuer in the Indenture (exclusive of representations and warranties as to individual Receivables that the Servicer is obligated to, and does, repurchase from the Issuer) and the failure to cure such circumstances or condition within 30 days of notice thereof to the Issuer by the Trustee or the registered holders of Notes representing at least 40% of the aggregate principal amount of the outstanding Notes; or (e) certain events of bankruptcy of the Issuer.

RIGHTS UPON EVENT OF DEFAULT. In case an Event of Default should occur and be continuing, the Trustee may, or at the direction of the registered holders of Notes representing a majority of the principal amount of the outstanding Notes will, declare the Notes due and payable. Upon such declaration, the Notes will immediately become due and payable in an amount equal to their remaining principal amount plus accrued interest at such time. Such declaration may under certain circumstances be rescinded by the registered holders of a majority of the aggregate principal amount of the outstanding Notes.

If, following an Event of Default, the Notes have been declared due and payable, the Trustee may exercise one or more of its remedies including, in its discretion, the right to make demand and institute judicial proceedings in equity or law for the collection of all amounts then payable on the Notes, or under the Indenture, whether by declaration or otherwise, enforce all judgments obtained, and collect from the Issuer moneys adjudged due.

The registered holders of a majority of the aggregate principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may refuse, however, to follow any such direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of Noteholders not joining in such direction or that would involve the Trustee in personal liability. The registered holders of a majority of the aggregate principal amount of the outstanding Notes may also waive any default, except a default in respect of a covenant or provision of the Indenture which cannot be modified without the waiver or consent of each holder of Notes affected.

No holder of Notes will have the right to pursue any remedy with respect to the Indenture or the Notes, unless (a) such holder gives to the Trustee written notice of a continuing Event of Default, (b) the registered holders of a majority of the aggregate principal amount of the outstanding Notes have made a written request to the Trustee to pursue such remedy, and have offered the Trustee indemnity satisfactory to the Trustee against loss, liability or expense, (c) the Trustee does not comply with the request within 60 days, and
(d) the Trustee has received no contrary direction during such 60-day period from the registered holders of Notes representing a majority of the principal amount of the outstanding Notes.

RESTRICTIONS ON BUSINESS ACTIVITIES AND ADDITIONAL INDEBTEDNESS. The Issuer has made certain covenants in the Indenture that restrict its business activities and prohibit certain transactions by the Issuer. The Issuer has agreed, among other things, that, without the consent of the registered holders of a majority of the aggregate principal amount of the Notes it will not create, incur, assume or in any manner become liable in respect of any indebtedness other than the Notes, any expenses in the ordinary course and any other amounts incurred in the ordinary course of the Issuer's business. The Issuer is prohibited from purchasing assets from TFC, selling assets to TFC, commingling assets with TFC or engaging in transactions with affiliates, except as described in this prospectus. In addition, the Issuer has agreed not to dissolve or liquidate in whole or in part or to merge or to consolidate with any corporation, partnership or other entity other than another direct or indirect wholly-owned subsidiary of an affiliate of the Issuer whose business is restricted in the same manner as the Issuer's business.

COMPLIANCE STATEMENTS AND ANNUAL ACCOUNTANTS' REPORTS. The Issuer will be required to file annually with the Trustee a report of a firm of independent public accountants as to their examination of the financial statements of the Issuer. The annual report will also be sent to Noteholders.

TRUSTEE'S ANNUAL REPORT. The Trust Indenture Act of 1939 requires the Trustee to mail annually to all holders of Notes a brief report if any of certain events occur. These events include any change in the Trustee's eligibility and qualifications to continue as the Trustee under the Indenture, any amounts advanced by it under the Indenture, the amount, interest rate and maturity date of certain indebtedness, if any, owing by the Issuer to the Trustee in its individual capacity, and any action taken by it which materially affects the Notes and which has not been previously reported.

DUTIES OF TRUSTEE. If an Event of Default has occurred and is continuing, the Trustee is obligated, under the Indenture, to exercise such of its rights and powers and to use the same degree of care and skill in the exercise of such rights and powers as a prudent man would exercise or use under the circumstances in his own affairs. Except during an Event of Default known to the Trustee, the Trustee may rely, in the absence of bad faith, on certificates and opinions furnished to it. Generally, the Trustee is not relieved from liability for its own negligence or willful misconduct except that it is not liable (i) if it acted in good faith in accordance with a direction from the Holders of not less than a majority in principal amount of the Notes, or (ii) for any error in judgment made in good faith and without negligence in ascertaining the pertinent facts. The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. The Trustee may refuse to exercise any right or power at the request or direction of the holders of Notes, unless such holders offer to the Trustee reasonable security or indemnity against the costs, expenses or liabilities that might be incurred by it in compliance with such request or direction.

SATISFACTION AND DISCHARGE OF INDENTURE. The Indenture will be discharged with respect to the related Notes upon the delivery of all such Notes to the Indenture Trustee for cancellation or, with certain limitations, upon deposit with the Indenture Trustee of funds sufficient for the payment in full of all of such Notes.

                     THE PURCHASE AND SERVICING AGREEMENTS

The following summary describes the material terms of (i) the Purchase Agreement pursuant to which TFC will acquire Receivables from Dealers on behalf of the Issuer, and (ii) the Servicing Agreements pursuant to which Dealers from whom the Receivables will be purchased will agree to service such Receivables (collectively, the "PURCHASE AND SERVICING AGREEMENTS"). Forms of the Purchase and Servicing Agreements have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The Issuer will provide a copy of the Purchase and Servicing Agreements (without exhibits) upon request to a holder of Notes. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Purchase and Servicing Agreements. Where particular provisions or terms used in the Purchase and Servicing Agreements are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of such summary.

SALE AND ASSIGNMENT OF RECEIVABLES. Various auto dealerships will sell and assign to the Issuer their entire interest in the related Receivables, including security interests in the Financed Vehicles, pursuant to a transfer agreement to be entered into between such dealers and Issuer. Each Receivable will be identified in a schedule which will be on file at the locations set forth in an exhibit to the such transfer agreement.

In each transfer agreement, the Issuer will require the applicable Dealer to represent and warrant to the Issuer, among other things, that: (i) the Receivable documents will represent a genuine obligation of the named obligor thereon, will be valid and binding in accordance with their terms, will be enforceable by the Issuer and its assigns, and will be subject to no legal or equitable defenses, set-offs or counterclaims; (ii) the obligor of each of the Receivables will be of legal age and capacity at the time of the execution thereof; (iii) the Receivables will have arisen out of the sale or lease of the property described in the Receivable documents on the terms described therein; (iv) the Dealer will have complied with and the Receivable documents will be in compliance with all applicable federal and state laws, rules and regulations including, but not limited to, the Truth-In-Lending Act, the Equal Credit Opportunity Act, and all Federal and State Laws relating to consumer credit transactions; (v) the Receivables will not be usurious under applicable laws; (vi) the Issuer, as owner of the Receivables, will have a valid first priority lien and security interest in the collateral described in the Receivable documents and will be entitled to enforce its rights in such collateral as provided in the Receivable documents; (vii) the Dealer is the sole owner of the Receivables and has the authority to sell, transfer and assign the same; (viii) the Receivable documents will represent the entire agreement between the Dealer and the obligor with respect thereto, and the Receivable documents will not have been modified, superseded or waived by any act or omission of the Dealer; (ix) the Dealer will receive appropriate documentation to evidence the existence of all physical damage insurance (if any) pursuant to the Receivable documents and furnish such documentation to the Issuer; and (x) the Dealer will not accept side notes and/or post-dated checks as any part of the sale.

Following the discovery by the Issuer of a breach of any representation or warranty of a Dealer that materially and adversely affects the interests of the Noteholders in any Receivable, the Issuer, unless the breach is cured in all material respects, will enforce the obligation of the applicable dealership under the transfer agreement to repurchase such Receivable from the Issuer at a price equal to the Amount Financed minus that portion of all payments received on or prior to the last day of the prior month allocable to principal. The applicable Dealer will also agree that the transfer of the Receivable documents to the Issuer is a true sale of such documents.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES. Dealers, as Servicers, will be entitled to a back-end fee on each Receivable when such Receivable has been paid in full. Such fee (the "SERVICING FEE") will equal 5% of the amount for which such Receivable was purchased by the Issuer.

The Servicing Fees are intended to compensate the Servicers for performing the functions of a third-party servicer of Receivables as an agent for their owner, including collecting and posting all payments, responding to inquiries of obligors on the Receivables, investigating delinquencies, sending payment coupons to obligors, reporting tax information to obligors and monitoring the collateral.

SERVICING PROCEDURES. Under the Servicing Agreement, the Servicer is obligated to exercise discretionary powers involved in the management, administration and collection of the Receivables and to bear all costs and expenses incurred in connection therewith, except as described above under "Servicing Compensation and Payment of Expenses". The Servicer is obligated to use the same care and apply the same policies that it would exercise if it owned the Receivables.

The Servicer is obligated to instruct all obligors under the Receivables to make all payments to the Issuer's lock-box account. The Servicer may exercise its discretion to extend, modify, or charge off the obligations of obligors; provided, that any material extensions, modifications, or acceptances of partial payments by obligors, and any related necessary Receivable amendments or default waivers by the Servicer, must be approved by the chief credit officer or president of the Servicer. Under the Servicing Agreement, the Servicer is required to pursue repossession, subject to compliance with all state and federal laws relating thereto, of the Financed Vehicle securing any Receivable whose obligor (i) is past due by at least three scheduled installments in the case of bi-weekly or semi-monthly installments or two scheduled installments in the case of monthly installments, and (ii) has failed for 30 days, in the case of bi-weekly or semi-monthly installments, or 60 days, in the case of monthly installments, to remit any sums against the obligations under the Receivable. The Servicer may commence repossession sooner if it deems such activity to be prudent and in the best interests of the Issuer and the Servicer. The Servicer is also required to document the reasons for each chargeoff of any material unpaid amount from an obligor under any Receivable. No charge-off standards have been set for the Servicer, which has discretion as to charge-offs. As indicated by the foregoing repossession requirements, to maximize its return, the Issuer prefers to continue collecting installments on the Receivable despite a missed installment by the obligor in lieu of repossession of the vehicle.

If the Servicer fails to remit collections on the Receivables to the lock-box account when due, and continues such failure for five business days, or to service and collect amounts due from the obligors in accordance with the servicing criteria established by the Servicing Agreement, or if certain bankruptcy or insolvency proceedings occur, the Issuer has the right to terminate all rights and obligations of the Servicer under the Servicing Agreement and to transfer servicing rights to a successor servicer.

COLLECTIONS. Each Servicer will be required to deposit all payments on the related Receivables received from obligors and all proceeds of Receivables collected into the Issuer's lock-box account, an account established in the Issuer's name, within two business days of receipt. In the event checks are made payable to the dealer, it will be required to endorse the check to the Issuer and deposit the check in the lock-box account. Pending deposit into the operating account, collections may not be used by the Servicer for its own benefit. The Indenture and the Servicing Agreements require funds to be transferred from the lock-box account into the operating account at least weekly.

EVIDENCE AS TO COMPLIANCE. In the Purchase Agreement, TFC will agree to give the Indenture Trustee and the Issuer notice of any event which with the giving of notice or the lapse of time, or both, would become a default by a Servicer under a Servicing Agreement. In the event a Dealer fails to fulfill its servicing obligations and is terminated as a Servicer, either TFC will act as the successor servicer for the same servicing fee or the Issuer will engage the services of another servicing company (provided that such successor servicer, other than TFC, has a minimum of three years of experience as a servicer of automobile receivables), in which event there would be no assurance that a qualified servicer could be located or what such servicer would charge the Issuer for its services. In the event the Servicing Agreement of a Servicer terminates either at the election of the Servicer, or of the Issuer as permitted by the Servicing Agreement upon the occurrence of an event of default by the Servicer (see "Servicing Procedures" above), prior to the time the Receivable has been paid in full, the Servicer will not be entitled to the Servicing Fee. Successor servicers will not be required to receive the same amount of compensation as Servicers.

CERTAIN MATTERS REGARDING THE SERVICERS. The Servicing Agreement will provide that the applicable dealership may not resign from its obligations and duties as a Servicer thereunder, except upon determination that the applicable dealership's performance of such duties is no longer permissible under applicable law. No such resignation will become effective until TFC or a successor Servicer has assumed the applicable dealership's servicing obligations and duties under the related Purchase and Servicing Agreements.

CERTAIN MATTERS REGARDING TFC. The Purchase Agreement will further provide that, except as specifically provided otherwise, neither TFC nor any of its directors, officers, employees and agents will have any liability to the Issuer or the related Noteholders for taking any action or for refraining from taking any action pursuant to the related Purchase and Servicing Agreements or the Indenture or for errors in judgment; except that neither TFC nor any such person will be protected against any liability that would otherwise be imposed by reason of wilful misfeasance, bad faith or negligence (except errors in judgment) in the performance of TFC duties thereunder or by reason of reckless disregard of its obligations and duties thereunder. TFC may, however, undertake any reasonable action that it may deem necessary or desirable in respect of the related Purchase and Servicing Agreements and the rights and duties of the parties thereto and the interests of the Noteholders thereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom will be expenses, costs and liabilities of the Issuer, and TFC will be entitled to be reimbursed therefor. Any such indemnification or reimbursement will reduce the amount otherwise available for distribution to the Noteholders.

TFC and its affiliates will be entitled to be reimbursed for expenses incurred by them on behalf of the Issuer, up to a cumulative maximum of 5% of the total amount of Notes sold, but any such reimbursement will only be payable by the Issuer out of revenues, and only to the extent that current obligations on the Notes have been met. Reimbursable expenses are: direct costs of accounting for collections, making distributions to Noteholders, furnishing statements to the Indenture Trustee with respect to distributions, and generating federal income tax information for the Noteholders, and advances of the fees of the Indenture Trustee, accounting fees, outside auditor fees, data processing costs and other costs incurred in connection with administering the Receivables owned by the Issuer.

TERMINATION. The Issuer will be dissolved and its remaining assets, net of liabilities, will be distributed to TFC as its sole shareholder, following the final distributions by the Indenture Trustee and the Issuer of all monies and other property of the Issuer in accordance with the terms of the Indenture, the Purchase Agreement and the Administration Agreement. Upon dissolution of the Issuer and payment of all amounts to be paid to the related Noteholders, any remaining assets of the Issuer will be distributed to TFC. In order to avoid excessive administrative expense, TFC, or its successor, will have the option to purchase from the Issuer, if the then outstanding Aggregate Principal Balance of the Receivables held by the Issuer is 10% or less of the Aggregate Amount Financed, all remaining Receivables at a price equal to the aggregate Purchase Payments for such Receivables plus the appraised value of any other property held as part by the Issuer less liquidation expenses. Any related outstanding Notes will be redeemed concurrently therewith. The Indenture Trustee will give written notice of redemption to each related Noteholder of record. The final distribution to any Noteholder will be made only upon surrender and cancellation of such Noteholder's Note at an office or agency of the Indenture Trustee specified in the notice of redemption.

                     CERTAIN LEGAL ASPECTS OF THE RECEIVABLES

SECURITY INTEREST IN VEHICLES. In all states in which the Receivables are originated, retail installment sale contracts such as the Receivables evidence the credit sale of automobiles and light trucks by dealers to purchasers. The Receivables also constitute personal property security agreements and include grants of security interests in the vehicles under the UCC. Perfection of security interests in the vehicles is generally governed by the motor vehicle registration laws of the state in which the vehicle is located. In all states in which the Receivables will be originated, a security interest in a vehicle is perfected by notation of the secured party's lien on the vehicle's certificate of title.

Pursuant to the transfer agreements to be entered into with each Dealer, the applicable Dealers will assign their security interest in the Financed Vehicles securing the related Receivables to the Issuer. The certificate of title will be amended to identify the Issuer as the new secured party relating to a Financed Vehicle. See "The Purchase and Servicing
Agreements-Sale and Assignment of Receivables."

In most states the notation of a particular lender's lien on the certificates of title will be sufficient to protect the lender against the rights of subsequent purchasers of a Financed Vehicle from an obligor or subsequent lenders to an obligor who take a security interest in a Financed Vehicle. If there are any Financed Vehicles as to which a particular dealership failed to obtain a perfected security interest, its security interest (and therefore the security interest of the Issuer, as transferee) would be subordinate to, among others, subsequent purchasers of the Financed Vehicles and holders of perfected security interests. Such a failure, however, would constitute a breach of the warranties of a particular dealership under the related transfer agreement and, if the interests of the Noteholders in the related Receivable are materially and adversely affected, would create an obligation of the dealership to repurchase such Receivable unless the breach is cured.

Under the laws of most states, the perfected security interest in a vehicle continues for four months after a vehicle is moved to a state other than the state in which it is initially registered and thereafter until the vehicle owner re-registers the vehicle in the new state. A majority of states generally require surrender of a certificate of title to re-register a vehicle. Accordingly, a secured party must surrender possession if it holds the certificate of title to the vehicle or, in the case of vehicles registered in states providing for the notation of a lien on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, the secured party would have the opportunity to re-perfect its security interest in the vehicles in the state of relocation. In states that do not require surrender of a certificate of title for registration of a motor vehicle, re-registration could defeat perfection. In the ordinary course of servicing receivables, the Servicer takes steps to effect re-perfection upon receipt of notice of re-registration or information from the obligors as to relocation. Similarly, when an obligor sells a vehicle, the Servicer must surrender possession of the certificate of title or will receive notice as a result of its lien noted thereon and accordingly will have an opportunity to require satisfaction of the related Receivables before release of the lien. Under each Servicing Agreement, the Servicer is obligated to take appropriate steps, at the Servicer's expense, to maintain perfection of security interests in the Financed Vehicles.

Under the laws of most states, liens for repairs performed on a motor vehicle and liens for unpaid taxes take priority over even a perfected security interest in a financed vehicle. The UCC also grants priority to certain federal tax liens over the lien of a secured party. The laws of certain states and federal law permit the confiscation of motor vehicles by governmental authorities under certain circumstances if used in unlawful activities, which may result in the loss of a secured party's perfected security interest in the confiscated motor vehicle.

REPOSSESSION. In the event of default by vehicle purchasers, the lienholder of the retail installment sale contract has all the remedies of a secured party under the UCC, as enacted in each particular state. Among the UCC remedies, the secured party has the right to self-help repossession unless such act would constitute a breach of the peace. Self-help is the method that will be employed in most cases and is accomplished by retaking possession of the financed vehicle. A secured party may be held responsible for damages caused by a wrongful repossession of a vehicle.

NOTICE OF SALE; REDEMPTION RIGHTS. The UCC and other state laws require the secured party to provide the obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. The obligor has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid principal balance of the obligation plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions, reasonable attorneys' fees, or, in some states, by payment of delinquent installments or the unpaid balance.

DEFICIENCY JUDGMENTS AND EXCESS PROCEEDS. The proceeds of resale of the Financed Vehicles generally will be applied first to the expenses of resale and repossession and then to the satisfaction of the indebtedness. In many instances, the remaining principal amount of such indebtedness will exceed such proceeds. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness, a deficiency judgment can be sought in those states that do not prohibit or limit such judgments. However, the deficiency judgment would be a personal judgment against the obligor for the shortfall, and a defaulting obligor can be expected to have very little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment or, if one is obtained, it may be settled at a significant discount.

Occasionally, after resale of a vehicle and payment of all expenses and all indebtedness, there is a surplus of funds. In that case, the UCC requires the creditor to remit the surplus to any holder of a lien with respect to the vehicle or if no such lienholder exists or there are remaining funds, the UCC requires the creditor to remit the surplus to the former owner of the vehicle.

CONSUMER PROTECTION LAWS. Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and servicers involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Debt Collection Procedures Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, the Soldiers' and Sailors' Civil Relief Act of 1940, the Texas Consumer Credit Code, state adoptions of the National Consumer Act and of the Uniform Consumer Credit Code (the "UCCC") and state sales finance and other similar laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee's ability to enforce consumer finance contracts such as the Receivables.

The so-called "Holder-in-Due-Course" Rule of the Federal Trade Commission (the "FTC RULE"), the provisions of which are generally duplicated by the UCC, other state statutes or the common law, has the effect of subjecting a seller in a consumer credit transaction (and certain related creditors and their assignees) to all claims and defenses which the obligor in the transaction could assert against the seller. Liability under the FTC Rule is limited to the amounts paid by the obligor under the contract and the holder of the contract may also be unable to collect any balance remaining due thereunder from the obligor.

Most of the Receivables will be subject to the requirements of the FTC Rule. Accordingly, the Issuer, as holder of the related Receivables, will be subject to any claims or defenses that the purchaser of the Financed Vehicle may assert against the seller of the Financed Vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the obligor on the Receivable. If an obligor were successful in asserting any such claim or defense, such claim or defense would constitute a breach of the dealership warranties under the related Transfer

Agreement and may create an obligation of the dealership to repurchase the Receivable unless the breach is cured in all material respects. See "The Purchase and Servicing Agreements-Sale and Assignment of Receivables."

Courts have imposed general equitable principles upon secured parties pursuing repossession and litigation involving deficiency balances. These equitable principles may have the effect of relieving an obligor from some or all of the legal consequences of a default.

In several cases, consumers have asserted that the self-help remedies of secured parties under the UCC and related laws violate the due process protections provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the UCC and related laws as reasonable or have found that the repossession and resale by the creditor do not involve sufficient state action to afford constitutional protection to consumers.

Under each Transfer Agreement, the particular dealership will represent to the Issuer that each Receivable complies with all requirements of law in all material respects. Accordingly, if an obligor has a claim against the Issuer for violation of any law and such claim materially and adversely affects the Issuer's interest in a Receivable, such violation may create an obligation of the dealership to repurchase the Receivable unless the breach is cured in all material respects. See "The Purchase and Servicing Agreements-Sale and Assignment of the Receivables."

OTHER LIMITATIONS. In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a secured party to realize upon collateral or to enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the federal bankruptcy law, a court may prevent a creditor from repossessing the Financed Vehicle, and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the Financed Vehicle at the time of bankruptcy, leaving the creditor as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of finance charge and time of repayment of the indebtedness.

TRANSFER OF VEHICLES. The Receivables prohibit the sale or transfer of a Financed Vehicle without the Issuer's consent and permit the Issuer to accelerate the maturity of the Receivable upon a sale or transfer without the Issuer's consent. The Issuer will not consent to a sale or transfer and will require prepayment of the Receivable.

SALE OF RECEIVABLES BY THE DEALERSHIPS. As described herein, the transactions in which the Receivables are sold by the dealerships to the Issuer have been structured as, and will be treated by the parties as, sales. The United States Court of Appeals for the Tenth Circuit recently held that accounts sold prior to a bankruptcy should be treated as property of the bankruptcy estate. In the event that a dealership were a debtor in a bankruptcy proceeding, and the bankruptcy court applied a similar analysis, delays or reductions in receipt of collections on the Receivables to the Issuer and distributions on the related Notes to Noteholders could occur.

                                   MANAGEMENT

Each member of the management team of the Issuer has prior experience in industries either the same as or similar to the business of the Issuer. The officers of the Issuer are expected to perform only ministerial duties. TFC will administer and manage the business and operations of the Issuer. The following sets forth certain information concerning the Issuer's and TFC's directors and executive officers. The officers of the Issuer and TFC owe no fiduciary duties to the Noteholders. Each of the Issuer's and the TFC's directors holds office for a one year term and until the annual meeting of the stockholders. The Issuer does not have any audit, compensation or nominating committees. The management team profiles are as follows:

     NAME                                  POSITION
     ----                                  --------
GARRY P. ISAACS     President/Chief Executive Officer, Secretary, Director of
                    the Issuer and TFC
GREG MCBEE          Vice President, General Manager/Chief Operations Officer
                    of the Issuer and TFC

MR. ISAACS, age 56, is the founder and President of Tamarack Funding Corporation. Since 1993, he has been a business consultant engaged in organizational planning, start up, capital acquisition, market development, offshore transactions and trust organization. Mr. Isaacs has developed and sold companies involved with business and market development of chemical, mechanical, and thermodynamic products and auto financing. From 1986 until December 1993 he was CEO of Procom Environmental, Inc., Couer d'Alene, Idaho. He has operated companies engaged in lumber manufacturing, well drilling, and international financial counseling and trust management. Mr. Isaacs also serves as President and owner of Tamarack Funding Corporation (a Florida corporation), which engages in business similar to TFC. See "Tamarack Funding."


On March 17, 1997, a corporation was formed in the State of Utah bearing the name Tamarack Financial, Inc. Mr. Isaacs was the sole director of the corporation. The purpose of the corporation was to obtain loans to TFC, which loans were to be collateralized by automobile sales contracts. Mr. Isaacs is subject to a consent order issued by the Utah Division of Securities arising from prior activities of TFC and Tamarack Financial, Inc. (a Utah corporation). See "Tamarack Funding".


Mr. Isaacs is a control person of Tamarack Financial, Inc., (a Texas corporation) which corporation is the registered broker-dealer selling this offering. Tamarack Financial, Inc. (a Florida corporation) was formed on March 25, 1997 by T. Edward Stuart. No registrations or licenses have been applied for on behalf of either Tamarack Financial, Inc. (a Florida corporation) nor Tamarack Financial, Inc. (a Utah corporation). Because of the confusion of having more than one company with the same name, Tamarack Financial, Inc. (a Florida corporation) was dissolved April 27, 1998, and no business has been conducted in Tamarack Financial, Inc. (a Utah corporation) since March of 1997. See "Tamarack Funding".


Mr. Isaacs developed Greenline Corporation, a Dallas-based funding company, in 1994 which, somewhat like the business plan of the Issuer, purchases car financing contracts. He performed dealer relations and contract acquisitions for that company until May, 1995, at which time he sold his interests to the other shareholders and left to develop the risk management methods employed by TFC. Since that time he has been actively engaged in the establishment of TFC, including developing criteria for relationships with auto dealers, acquiring auto finance receivables and managing the servicing of those receivables.

MR. MCBEE, age 33, is employed with TFC as the Operations Manager. Mr. McBee holds a Bachelors Degree in Business from Tarleton State University. He has nine years of experience in finance and credit management, with four years of experience in the acquisition and management of auto receivables. His career in the management of accounts receivable for three different companies has included collections credit management in personal financing, real estate receivables and automobile financing. From 1994 to 1995, Mr. McBee was a Branch Manager for Western Funding, Inc., a large automobile contract funding firm, much like the Company. His responsibilities were automobile dealer relations, with emphasis in the purchase and management of automobile receivables. From 1993 to 1994, he was employed by Security Pacific Finance, a subsidiary of Bank of America. From 1989 to 1993, he was employed by Allied Finance Company. Mr. McBee has hired and managed staff and personnel required to support these activities. He has worked closely with Mr. Isaacs in developing TFC's risk management program.

Remuneration. None of the executive officers of the Issuer will receive compensation from the Issuer. The Issuer will have no paid employees.

Members of the Board of Directors of the Issuer at present receive no remuneration for services as Directors or attendance at meetings of the Board and will receive no remuneration from the Issuer.

                              SECURITY OWNERSHIP


The following table sets forth information, as of October 1, 1998, relating to the beneficial ownership of the Common Stock of the Issuer by any person or "group", as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934 (the "Exchange Act"), known to the Issuer to own beneficially 5% or more of the outstanding shares of Common Stock, and known to the Issuer to be owned by each director of the Issuer and by all officers and directors of the Issuer as a group. Except as otherwise indicated, each of the persons named below is believed by the Issuer to possess sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person.

                                               AMOUNT AND NATURE OF BENEFICIAL
                                                          OWNERSHIP
NAME OF DIRECTOR OR NAME                       -------------------------------
AND ADDRESS OF BENEFICIAL                      NUMBER OF       PERCENTAGE OF
OWNER                                            SHARES      CLASS OUTSTANDING
-------------------------                      ---------     -----------------
Garry P. Isaacs                                   1,000             100%

All officers and directors as a group             1,000             100%
(1 person)






There are no family relationships among the directors and any of the executive officers of the Issuer. None of the directors of the Issuer holds any directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

The Issuer, TFC and Tamarack Financial, Inc. are affiliates, through their common control by Mr. Isaacs. Mr. Isaacs and other management of TFC and its affiliates will devote as much of their time to the business of these entities as in their judgment is reasonably required.

The terms of the Purchase and Servicing Agreements were not negotiated at arm's-length, but were determined unilaterally by TFC's management.

                       FEDERAL INCOME TAX CONSEQUENCES

GENERAL. Set forth below is a discussion of the anticipated material United States federal income tax considerations relevant to the purchase, ownership and disposition of the Notes. This discussion is based upon the legal opinion of Donohoe, Jameson & Carroll, P.C., and current provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. Donohoe, Jameson & Carroll, P.C. is of the opinion that the material federal income tax consequences of an investment in the Notes are as follows:


     (i)  The Notes will be treated as debt for federal income tax purposes.

     (ii) Interest paid or accrued will be taxable to a non-exempt holder of the Notes as ordinary income when received or accrued in accordance with such Noteholder's method of accounting.

There can be no assurance that the Internal Revenue Service ("IRS") will not challenge the conclusions reached herein, and no ruling from the IRS has been or will be sought on any of the issues discussed below. Furthermore, legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth herein as well as the tax consequences to Noteholders.

This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to the Noteholders in light of their personal investment circumstances nor, except for certain limited discussions of particular topics, to certain types of holders subject to special treatment under the federal income tax laws (e.g., financial institutions, broker-dealers, life insurance companies and tax-exempt organizations).
This information is directed to prospective purchasers who purchase Notes in the initial distribution thereof, who are citizens or residents of the United States, including domestic corporations and partnerships, and who hold the Notes as "capital assets" within the meaning of Section 1221 of the Code. Taxpayers and preparers of tax returns (including those filed by any partnership or other issuer) should be aware that under applicable Treasury Regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, taxpayers should consult their own tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

The following discussion addresses the tax treatment of the Notes, which the Issuer and the Noteholders will agree to treat as indebtedness. For purposes of this discussion, references to a "Noteholder" are to the beneficial owner of a Note.

CHARACTERIZATION AS DEBT. Although no specific authority exists with respect to the characterization for federal income tax purposes of securities having the same terms as the Notes, based on the terms of the Notes, the Notes will be treated as debt for federal income tax purposes. The Issuer and each Noteholder, by acquiring an interest in a Note, will agree to treat the Notes as indebtedness for federal, state and local income and franchise tax purposes.

TREATMENT OF STATED INTEREST. The stated interest on the Notes will be taxable to a Noteholder as ordinary income when received or accrued in accordance with such Noteholder's method of tax accounting. No series of Notes will be issued with OID.

INFORMATION REPORTING AND BACKUP WITHHOLDING. The Issuer will be required to report annually to the IRS, and to each related Noteholder of record, the amount of interest paid on the Notes (and the amount of interest withheld for federal income taxes, if any) for each calendar year, except as to exempt holders (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status). Each holder (other than holders who are not subject to the reporting requirements) will be required to provide to the Issuer under penalties of perjury, a certificate containing the holder's name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt Noteholder fail to provide the required certification, the Issuer will be required to withhold, from interest otherwise payable to the holder, 31% of such interest and remit the withheld amount to the IRS as a credit against the holder's federal income tax liability.

STATE AND LOCAL TAX CONSEQUENCES. The above discussion does not address the tax treatment of the Issuer, the Notes or Noteholders under any state or local tax laws. The activities to be undertaken by TFC in servicing and collecting the Receivables will take place throughout the United States and, therefore, many different tax regimes potentially apply to different portions of these transactions. Prospective investors are urged to consult with their tax advisors regarding the state and local tax treatment of the Issuer as well as any state and local tax consequences to them of purchasing, holding and disposing of Notes.

                              PLAN OF DISTRIBUTION

Tamarack Financial, Inc., an affiliate of the Issuer, will sell the Notes from time to time on a best-efforts basis for 100% of their principal amounts. Tamarack Financial, Inc., may be allocated commissions of up to 6.00% on such sales. The commissions will be paid by the Issuer, and will reduce the amount of working capital available for purchase of Receivables, but will not reduce the principal amount of Notes issued to a Noteholder from the amount invested.


Investor funds will be held in a subscription escrow account with The Bank of New York, as escrow agent, until a minimum of $100,000 in principal amount of the Notes, regardless of which class, are sold. In the event that the minimum amount of Notes is not subscribed for before [three months], 1998 (or any earlier termination of the offering), the offering will be terminated and the escrowed funds, plus any interest thereon, will be promptly returned to the subscribing investors by the escrow agent. Upon the subscription of the minimum amount of Notes, the escrowed funds will be released to the Issuer. Interest on the Notes will not accrue until the escrowed funds are released to the Issuer. Any subsequent sales proceeds from the sale of additional Notes will be immediately available for use by the Issuer to purchase additional Receivables. All subscriptions are subject to the right of the Issuer to reject any subscription for any reason. Subscriptions will be accepted or rejected within four business days from the receipt of subscriptions by the Issuer. Purchasers of Notes should make their subscription check payable to "The Bank of New York, as Escrow Agent," for the subscription amount. After the minimum offering amount has been achieved, subscription checks should be made payable to "Tamarack Lenders Corporation".

Although the Notes are registered under federal securities laws, and are transferable as described in this Prospectus, no person or entity intends to make a market for the Notes, and no market is likely to develop.

Minimum investors suitability requirements have been established for purchase of the Notes. Subscribers must represent that they have either (a) an annual gross income of at least $45,000 and a net worth of at least $45,000 exclusive of the subscriber's principal residence and its furnishings and personal use automobiles; or (b) a net worth of at least $150,000, exclusive of the subscriber's principal residence and its furnishings and personal use automobiles. In the case of sales to a subscriber which is a fiduciary account, the foregoing standards must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the securities if the donor or grantor is the fiduciary.

The offering will terminate on [one year], 1999, unless sooner terminated by the Company upon the failure to achieve the minimum subscription amount, upon the sale of all of the Notes or if the Company believes that additional selling efforts will be unsuccessful.

The Issuer intends to accept in the order received properly completed subscriptions and payments for subscription amounts from qualified investors meeting the applicable suitability standards. The Issuer may elect to treat as accepted subscriptions from certain otherwise qualified investors (for example, IRA's) whose subscription funds are being paid by a trustee or other institution which has confirmed to the Issuer that the funds will be paid.


                                 LEGAL MATTERS

Certain legal matters relating to the Notes will be passed upon for the Issuer by Donohoe, Jameson & Carroll, P.C., Dallas, Texas, counsel to TFC, which has also delivered its opinion to the Issuer as to the federal income tax matters discussed under "Federal Income Tax Consequences."

                                    EXPERTS

The balance sheet of Tamarack Lenders Corporation as of December 31, 1997 and the related statements of operations, changes in stockholders' equity and cash flows for the period ended December 31, 1997, have been included herein in reliance on the report of Cheshier & Fuller, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                              INDEX OF DEFINITIONS

AGGREGATE PRINCIPAL BALANCE. . . . . . . . . . . . . . . . . . . . . . . . . . 13
AMOUNT FINANCED. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Class A-1 Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Class A-2 Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
CODE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
COMMISSION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
DEALERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
FINANCED VEHICLES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
FTC RULE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
INDENTURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
INDENTURE TRUSTEE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
INTEREST RATE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
ISSUER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
NOTES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Outstanding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
PRINCIPAL BALANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
PURCHASE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
PURCHASE AND SERVICING AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . 19
RECEIVABLES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
REGISTRATION STATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
SECURITIES ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
SERVICERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
SERVICING AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
SERVICING FEE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
TRUSTEE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
TFC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
UCCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
WARRANTY RECEIVABLE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

                            TAMARACK LENDERS CORPORATION
                           INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants. . . . . . . . . . . . . . . . . . . . . . . .  A-1
Balance Sheets as of December 31, 1997 and July 31, 1998 (unaudited) . . . . . .  A-2
Statements of Operations for the period from inception (July 17, 1997)
  to December 31, 1997 and for the periods ended July 31, 1998 and 1997
  (unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-3
Statements of Changes in Stockholders' Equity for the period from inception (July 17, 1997) to December 31, 1997 and for the periods ended
  July 31, 1998 and 1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . .  A-4
Statements of Cash Flows for the period from inception (July 17, 1997)
  to December 31, 1997 and for the periods ended July 31, 1998 and 1997
  (unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-5
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . .  A-6

                            INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholder of Tamarack Lenders Corporation

We have audited the accompanying balance sheet of Tamarack Lenders Corporation (a Texas corporation and a development stage company) as of December 31, 1997, and the related statements of operations, changes in stockholder's equity and cash flows for the period from inception (July 17, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tamarack Lenders Corporation as of December 31, 1997, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.


                                       /s/ CHESHIER & FULLER, L.L.P.
                                       ----------------------------------
                                       CHESHIER & FULLER, L.L.P.


Dallas, Texas
February 10, 1998

                            TAMARACK LENDERS CORPORATION
                           (A Development Stage Company)

                                   Balance Sheet

                                       ASSETS

                                                       December 31,      July 31,
                                                          1997              1998
                                                       ------------     -----------
                                                                        (unaudited)
Cash                                                    $   51,252       $   52,326
                                                        ----------       ----------
      TOTAL ASSETS                                      $   51,252       $   52,326
                                                        ----------       ----------
                                                        ----------       ----------

                     LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
  Income taxes payable - current                        $       23       $       86
  Due to Tamarack Funding Corp.                                -0-              523
                                                        ----------       ----------
      Total liabilities                                         23              609
                                                        ----------       ----------
Commitments and contingencies

Stockholder's equity:
  Common stock, $.01 par value, 10,000 shares
    authorized, 1,000 shares issued and outstanding             10               10
  Additional paid-in capital                                51,090           51,090
  Retained Earnings                                            129              617
                                                        ----------       ----------
      Total stockholder's equity                            51,229           51,717
                                                        ----------       ----------
      TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY        $   51,252       $   52,326
                                                        ----------       ----------
                                                        ----------       ----------

   The accompanying notes are an integral part of these financial statements.

                            TAMARACK LENDERS CORPORATION
                           (a Development Stage Company)

                              Statement of Operations

                                                  Period from                         Period from    For the Period from
                                                   inception           For the         inception         inception
                                                (July 17, 1997)     Seven Months    (July 17, 1997)   (July 17, 1997)
                                                    through             Ended           through           through
                                               December 31, 1997    July 31, 1998    July 31, 1997     July 31, 1998
                                               -----------------    -------------   ---------------   ---------------
                                                                      (unaudited)     (unaudited)       (unaudited)
Revenues
  Interest income                                 $       420         $      693       $       --       $    1,113
                                                  -----------         ----------       ----------       ----------
                                                          420                693               --            1,113
                                                  -----------         ----------       ----------       ----------
Expenses
  General and administrative                              268                119               --              387
                                                  -----------         ----------       ----------       ----------
                                                          268                119               --              387
                                                  -----------         ----------       ----------       ----------
Net income before provision for income taxes              152                574               --              726
Provision for income taxes - current                       23                 86               --              109
                                                  -----------         ----------       ----------       ----------
Net income                                        $       129         $      488       $       --       $      617
                                                  -----------         ----------       ----------       ----------
                                                  -----------         ----------       ----------       ----------
Weighted average common shares outstanding              1,000              1,000            1,000
                                                  -----------         ----------       ----------
                                                  -----------         ----------       ----------
Net income per share                              $       .13         $      .49       $       --
                                                  -----------         ----------       ----------
                                                  -----------         ----------       ----------


   The accompanying notes are an integral part of these financial statements.

                            TAMARACK LENDERS CORPORATION
                           (A Development Stage Company)

                    Statements of Changes in Stockholder's Equity
                   For the period from inception (July 17, 1997)
                              through July 31, 1998


                                    Common Stock        Additional                  Total
                                 -------------------     Paid-In      Retained   Stockholder's
                                 Shares      Amount      Capital      Earnings     Equity
                                 ------      ------     ----------   ----------  -------------
Common stock issued,
  July 17, 1997                  1,000    $        10   $      990   $      -0-   $    1,000

Contribution of additional
  paid-in capital,
  October 30, 1997                                          50,000                    50,000

Contribution of additional
  paid-in capital,
  December 2, 1997                                             100                       100

Net income for the period                                                   129          129
                                 -----     ----------   ----------   ----------   ----------
Balance,
  December 31, 1997              1,000     $       10   $   51,090   $      129   $  51,229
                                 -----     ----------   ----------   ----------   ----------

Net income for the period
  (unaudited)                                                        $      488   $      488
                                 -----     ----------   ----------   ----------   ----------
Balance,
  July 31, 1998 (unaudited)      1,000     $       10   $   51,090   $      617   $   51,717
                                 -----     ----------   ----------   ----------   ----------
                                 -----     ----------   ----------   ----------   ----------


    The accompanying notes are an integral part of these financial statements.

                         TAMARACK LENDERS CORPORATION
                        (A Development Stage Company)

                           Statement of Cash Flows

                                                      Period from                         Period from    For the period
                                                       inception            For the        inception     from inception
                                                    (July 17, 1997)       Seven Months   (July 17, 1997  (July 17, 1997)
                                                        through              Ended           through        through
                                                    December 31, 1997    July 31, 1998   July 31, 1997   July 31, 1998
                                                    -----------------    --------------  --------------  ---------------
                                                                           (unaudited)     (unaudited)     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                           $      129          $      488      $       --      $      617
  Adjustments to reconcile net income to cash
    provided by operating activities:
    Changes in assets and liabilities:
      Income taxes payable - current                           23                  63              --              86
                                                       ----------          ----------      ----------      ----------
Net cash provided by operating activities                     152                 551              --             703
                                                       ----------          ----------      ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock                1,000                  --           1,000           1,000
  Contributions of additional paid-in capital              50,100                  --              --          50,100
  Increase in Due to Tamarack Funding Corp.                   -0-                 523              --             523
                                                       ----------          ----------      ----------      ----------
Net cash provided by financing activities                  51,100                 523           1,000          51,623
                                                       ----------          ----------      ----------      ----------
Net increase in cash                                       51,252               1,074           1,000          52,326
Cash, beginning of period                                      --              51,252              --              --
                                                       ----------          ----------      ----------      ----------
Cash, end of period                                    $   51,252          $   52,326      $    1,000      $   52,326
                                                       ----------          ----------      ----------      ----------
                                                       ----------          ----------      ----------      ----------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid during the year-
      Income taxes                                     $      -0-          $      -0-      $      -0-      $      -0-
                                                       ----------          ----------      ----------      ----------
                                                       ----------          ----------      ----------      ----------
      Interest                                         $      -0-          $      -0-      $      -0-      $      -0-
                                                       ----------          ----------      ----------      ----------
                                                       ----------          ----------      ----------      ----------

    The accompanying notes are an integral part of these financial statements.

                            TAMARACK LENDERS CORPORATION
                           (A Development Stage Company)

                           Notes to Financial Statements

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     Tamarack Lenders Corporation (the "Issuer") was incorporated on July 17, 1997 as a single purpose Texas corporation. The Issuer is a wholly-owned subsidiary of Tamarack Funding Corporation and is a development stage company since it has not commenced operations as of December 31, 1997. The future activities of the Issuer will primarily be (1) acquiring, managing and holding receivables (retail installment contracts for used automobiles and light trucks) and the proceeds therefrom and (2) issuing notes and making payments and distributions thereon.

     Tamarack Funding Corporation ("TFC"), an affiliate, will administer and manage the ongoing operations of the Issuer, monitor the servicing of originating auto dealers, and administer and manage the ongoing operations of the Issuer. TFC will also arrange for purchase of receivables on behalf of the Issuer. TFC will bear the cost of the ongoing operations of the Issuer and will be reimbursed only through its equity interest after all of the Issuer's note obligations have been satisfied.

     TFC or an affiliated company, will maintain custody of the receivables and will undertake certain administrative duties with respect to the Issuer. TFC will be entitled to be reimbursed for organizational and offering costs incurred by it on behalf of the Issuer prior to the minimum amount of notes being sold, up to a cap of 5% of the total principal amount of the notes sold. Any such reimbursements will be payable by the Issuer only out of revenues, and only after current obligations of the notes are met.

     Subsequent to December 31, 1997, Garry Isaacs became the owner of all of the outstanding shares of stock of the Issuer. Mr. Isaacs is a control person of TFC. (Unaudited)

     USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.   AUTO RECEIVABLES BACKED UNSECURED NOTE OFFERING

     The Issuer plans to offer, on a best-efforts basis, a minimum of $100,000 up to a maximum of $20,000,000 in principal amount of unsecured notes backed by retail installment contracts for used automobiles and light trucks ("receivables"). Receivables will be originated by motor vehicle dealers and purchased by TFC on behalf of the Issuer. The notes will consist of two classes. Class A-1 will mature

                            TAMARACK LENDERS CORPORATION
                           (A Development Stage Company)

                           Notes to Financial Statements


2.   AUTO RECEIVABLES BACKED UNSECURED NOTE OFFERING, continued

     one year from date of issuance and bear interest at 9.5% per annum. Class A-2 will mature five years from date of issuance and bear interest at 12% per annum. The notes will be offered through Tamarack Financial, Inc. ("TFI"), an affiliate. TFI, a licensed broker/dealer in securities, will be entitled to a commission of up to 6% of gross proceeds from note sales.

     The Issuer also intends to enter into an indenture agreement with a trustee. The Indenture Trustee will monitor the assets of the Issuer on behalf of the interests of the noteholders, as required pursuant to Federal securities laws and as set forth in the Indenture.

3.   COMMITMENTS AND CONTINGENCIES

     TFC has incurred organization costs of $2,405 and offering costs of $88,511 through December 31, 1997 on behalf of Issuer. Cumulative organization and offering costs incurred by TFC on behalf of Issuer were $2,405 (unaudited) and $177,877 (unaudited), respectively. To the extent that such costs are less than 5% of the gross proceeds of notes sold and if other conditions are met, Issuer will be required to reimburse TFC for such costs.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses in connection with the offering of the Securities being registered hereby are estimated as follows:


  Registration Fee                                         $ 6,060.61
  NASD Fee                                                 $ 2,500
  Printing and Engraving                                   $10,000   **
  Trustees' Fees                                           $  *
  Accounting Fees                                          $  *
  Legal Fees and Expenses                                  $60,000
  Blue Sky Fees and Expenses                               $15,000
  Miscellaneous Fees                                       $  *
                                                           ----------
      TOTAL                                                $  *
                                                           ----------
                                                           ----------

 ----------------
 *   To be supplied by amendment.
**   Estimate


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 2.02-1.B of the Texas Business Corporations Act (the "TBCA") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer or other agent of the corporation against expenses, judgments, fines, settlements and other amounts actually incurred in connection with such proceeding if the person: (1) acted in good faith, and (2)
(i) if acting in his official capacity, acted in a manner the person reasonably believed to be in the best interest of the corporation or (ii) otherwise, acted in a manner the person reasonably believed was not opposed to the corporation's interests, and (3) and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

Article 2.02-1 of the TBCA requires that a director, officer or agent shall be indemnified against expenses actually and reasonably incurred to the extent the person has been successful, on the merits or otherwise, in the defense of a proceeding in which he is named because he has or had such a role for the corporation.

Indemnification under Article 2.02-1.B shall be made by the corporation only upon a determination that indemnification is proper, by any of the following:
(i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if such a quorum of directors is not obtainable, by a majority vote of a committee of directors, designated to act by a majority of the board of directors, consisting of two or more directors who are not parties to the proceeding, (iii) special legal counsel selected by the board or a committee of directors as set forth above, (iv) approval of the shareholders, provided that any shares owned by the Agent may not vote thereon, or (v) the court in which such proceeding is or was pending.

Pursuant to Article 2.02.1.K of the TBCA, the corporation may advance expenses incurred in defending any proceeding upon receipt of a written affirmation of the person's good faith belief that he has met the standard for indemnification and a written undertaking by the person to repay such amount if it is ultimately determined that he is not entitled to be indemnified.

The TBCA authorizes a corporation to purchase and maintain insurance on behalf of a director, officer or agent for liabilities arising by reason of the person's status, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the TBCA.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          Not applicable.

ITEM 16.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
     A.        EXHIBITS
      3.1      Articles of Incorporation of Tamarack Lenders Corporation (1)
      3.1(b)   Articles of Amendment
      3.2      Bylaws (1)
      4.1      Form of Indenture
      4.2      Form of Note (included as an exhibit to Exhibit 4.1)
      5.1      Opinion of Donohoe, Jameson & Carroll, P.C.
      8.1      Opinion of Donohoe, Jameson & Carroll, P.C. as to tax matters
               (contained in Exhibit 5.1)
     10.1      Form of Servicing Agreement (1)
     10.2      Form of Purchase Agreement (1)
     10.3      Form of Subscription Agreement (1)
     10.4      Form of Subscription Escrow Agreement
     10.5      Form of Broker-Dealer Selling Agreement (1)
     23.1      Consents of Donohoe, Jameson & Carroll, P.C. (included as
               part of Exhibit 5.1)
     23.2      Consent of Cheshier & Fuller, L.L.P.
     25.1      Statement of Eligibility and Qualification of Trustee on Form T-1
               (1)

---------------------------
(1) Previously filed.

     B.        FINANCIAL STATEMENT SCHEDULES
               Not applicable.

ITEM 17.       UNDERTAKINGS.
     The undersigned Registrant hereby undertakes as follows:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(c) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                      SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson and State of Texas, on the 14th day of October, 1998.

                             TAMARACK LENDERS CORPORATION

                             By: Garry P. Isaacs
                                -------------------------
                                Garry P. Isaacs
                                President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                       TITLE                            DATE

Garry P. Isaacs       President, Chief Executive Officer,       October 14, 1998
--------------------  Director (Principal Executive Officer,
Garry P. Isaacs       Principal Financial Officer, Principal
                      Accounting Officer)

                            EXHIBIT INDEX

Exhibit Number     Description                                             Page

      3.1          Articles of Incorporation of Tamarack Lenders
                   Corporation (1)

      3.1(b)       Articles of Amendment
      3.2          Bylaws (1)
      4.1          Form of Indenture
      4.2          Form of Note (included as an exhibit to Exhibit 4.1)
      5.1          Opinion of Donohoe, Jameson & Carroll, P.C.
      8.1          Opinion of Donohoe, Jameson & Carroll, P.C. as to
                   tax matters (contained in Exhibit 5.1)
     10.1          Form of Servicing Agreement (1)
     10.2          Form of Purchase Agreement (1)
     10.3          Form of Subscription Agreement (1)
     10.4          Form of Subscription Escrow Agreement
     10.5          Form of Broker-Dealer Selling Agreement (1)
     23.1          Consents of Donohoe, Jameson & Carroll, P.C.
                   (included as part of Exhibit 5.1)
     23.2          Consent of Cheshier & Fuller, L.L.P.
     25.1          Statement of Eligibility and Qualification of Indenture
                   Trustee on Form T-1 (1)

---------------------------
(1) Previously filed.